EXHIBIT 99.1

July 29, 2009

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	John C. Hansen	(805) 466-7087
President and Chief Executive Officer

	James M. Cowan	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA)

(OTC Bulletin Board: SLBA.OB)

ANNOUNCES RESULTS FOR THE SECOND QUARTER AND THE SIX MONTHS ENDING JUNE 30, 2009

Financial Performance

Net income after tax for the 2nd quarter of 2009 was $237,000 compared to $382,000 reported for the 2nd quarter of 2008, a decrease of $145,000 or 38.0%.  The decrease in earnings was mainly due to the 400 basis point drop in the prime lending rate during 2008 coupled with additions to the loan loss reserve.  Earnings per share (EPS) for the 2nd quarter of 2009 were $0.09 per diluted share compared to $0.19 per diluted share reported in the 2nd quarter of 2008, a decrease of 52.6%.

Net income after tax year to date in 2009 was $468,000 compared to $902,000 reported year to date in 2008, a decrease of $434,000 or 48.1%.  Year to date earnings per share (EPS) for 2009 were $0.19 per diluted share compared to $0.46 per diluted share reported in the same period in 2008, a decrease of 58.7%.

Growth

Both loan and deposit growth exceeded budget for the first half of 2009.  Total loans, net of unearned fees were up $18.4 million or 10.2% to $198.5 million at June 30, 2009 compared to $180.1 million at June 30, 2008.  Total deposits at June 30, 2009 were up $22.9 million or 10.9% to $232.4 million compared to $209.5 million at June 30, 2008.  Overall, total assets grew by $22.2million or 8.9% to $271.6 million at June 30, 2009 compared to $249.4 million at June 30 2008.

John C. Hansen, President and CEO said, “We are pleased with the Company’s growth for the first half of 2009.  Although profits have been affected by the challenging economic climate, we continue our focus on strengthening liquidity and capital, maintaining credit quality and providing superior customer service.”

Highlights for the Quarter:

•                  Loans, net of unearned fees — up 10.2% to $198.5 million

•                  Deposits — up 10.9% to $232.4 million

•                  Assets — up 8.9% to $271.6 million

•                  Shareholders’ Equity — up 18.8% to $25.5 million

•                  Non-Performing loans - decreased 53.3% or $617,000

•                  Net income — decreased 38.0% or $145,000

Income Statement

Net interest income decreased from $2.790 million for the 2nd quarter of 2008 to $2.778 million for the second quarter of 2009, a decrease of $12,000 or 0.4%.  This decrease was due primarily to the 1.75% decrease in the prime lending rate during the 4th quarter of 2008.  Year to date net interest income decreased by $210,000, or 3.7%, to $5.5 million in 2009 from $5.7 million in 2008.  Net interest margin decreased for the 2nd quarter period ending June 30, 2009 to 4.64% compared to 4.99% for the 2nd quarter of 2008.  Net interest margin year to date in 2009 was 4.64% compared to 5.10% in 2008.  Because the Company is asset sensitive, the decrease in both periods was primarily due to interest rates earned on earning assets declining at a faster rate than the interest rates paid on interest-bearing liabilities, which is common in a falling rate environment.

Non-interest income was $242,000 for the 2nd quarter of 2009 compared to $264,000 for the same period in 2008, a decrease of $22,000 or 8.3%.  Year to date, non-interest income was $565,000 in 2009 compared to $619,000 in 2008, a decrease of $54,000 or 8.7%. The decrease was due mainly to a $16,000 decrease in the gain on sale of investments, a $12,000 decrease in the fee income on the sale of mortgage loans and a $27,000 decrease in non sufficient fees.

Non-interest expense increased for the 2nd quarter to $2.5 million in 2009 from $2.4 million in 2008, an increase of approximately $150,000 or 6.3%.  Non-interest expense year to date increased to $5.0 million in 2009 from $4.8 million in 2008, an increase of approximately $178,000 or 3.6%.  The increase was primarily due to a special FDIC assessment of $120,000.  The special FDIC assessment was levied against all financial institutions to replenish the reserve.  The Company’s efficiency ratio, the measure of operating expense as a percentage of net interest income plus non-interest income, declined to 82.39% for the 2nd quarter of 2009 compared to 76.2% for the same period in 2008.

In the 2nd quarter of 2009, the provision for loan loss expense was $110,000 compared to $40,000 in 2008. Year to date, the provision for loan loss expense was $350,000 compared to $40,000 in 2008.

Annualized return on average assets (ROAA) was 0.36% for the period ending June 30, 2009 compared to 0.73% in the same period in 2008.  Annualized return on average equity (ROAE) was 3.64% for the period ending June 30, 2009 compared to 8.32% through June 30, 2008.

Asset Quality

For the 2nd quarter 2009, the Company had net charge offs of $67,000 compared to no charge off or recoveries in the 2nd quarter of 2008.  Year to date 2009, there were net charge offs of $485,000 compared to net charge offs of $57,000 in 2008.  The allowance for loan losses was $2.2 million or 1.09% of loans at June 30, 2009 compared to $1.7 million or 0.92% of loans at June 30 2008.  The adequacy of the allowance for loan losses is determined by management based on an analysis of a number of recognized factors such as historical loss, industry default rates, peer group comparisons, loan quality classifications, and various economic indicators.  The allowance for loan losses is routinely reported to the Board of Directors and is subject to review by our outside credit review firm, external auditors and regulatory examiners.  The provision for loan losses will be increased or decreased based on Management’s analysis of adequacy.

Total nonaccrual loans were $441,000 at June 30, 2009 compared to $900,000 at June 30, 2008, a decrease of $459,000, or 51.0%.  Nonaccrual loans as a percent of gross loans at June 30, 2009 and 2008 were 0.22% and 0.50% respectively.  The Company had one Other Real Estate Owned (OREO) property at June 30, 2009 compared to no Other Real Estate Owned at June 30, 2008.  This single family residential property was in escrow as of June 30, 2009 and closed in July of 2009.

Santa Lucia Bancorp assesses and manages credit risk on an ongoing basis through a formal credit review program, internal monitoring and formal lending policies of its wholly-owned bank subsidiary, Santa Lucia Bank.  The Company believes that the Bank’s ability to identify and assess risk and return characteristics of the loan portfolio is critical for profitability and growth of the consolidated group.  The Company, through the Bank, emphasizes credit quality in the loan approval process, active credit administration and regular monitoring.

Capital

Total shareholders’ equity at June 30, 2009 increased to $25.5 million compared to $21.4 million at June 30, 2008.  The primary reason for the increase in capital was the Company’s participation in the United States Treasury’s Capital Purchase Program where the Company agreed to issue and sell 4,000 shares of the Company’s Preferred Stock for an aggregate price of $4,000,000 in cash.  Capital ratios for the Company remain above the well-capitalized guidelines established by bank regulatory agencies.  Tier I Leverage Ratios decreased from 12.04% at June 30, 2008 to 11.44% at June 30, 2009.  The Total Capital to Risk Weighted Assets decreased from 16.15% at June 30, 2008 to 15.18% at June 30, 2009.

Additional Information

Santa Lucia Bancorp, headquartered in Atascadero, California is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the Bank).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 20 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees.  These guiding principals will continue to serve the Bank well in both the short term and long term.

FORWARD-LOOKING INFORMATION:

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, the current financial crisis and recession  in United States and foreign financial markets and the response of government and bank regulators thereto, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

SELECTED FINANCIAL INFORMATION

	(in thousands, except share data and ratios) Unaudited			(in thousands, except share data and ratios) Unaudited
	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2009	2008	Change	2009	2008	Change
Summary of Operations:
Interest Income	$3,611	$3,739	-3.42%	$7,035	$7,789	-9.68%
Interest Expense	833	949	-12.22%	1,559	2,103	-25.87%
Net Interest Income	2,778	2,790	-0.43%	5,476	5,686	-3.69%
Provision for Loan Loss	110	40	175.00%	350	40	775.00%

Net Interest Income After Provision for Loan Losses	2,668	2,750	-2.98%	5,126	5,646	-9.21%
Noninterest Income	242	264	-8.33%	565	619	-8.72%
Noninterest Expense	2,546	2,396	6.26%	4,978	4,804	3.62%

Income Before Income Taxes	364	618	-41.10%	714	1,461	-51.13%
Income Taxes	127	236	-46.19%	246	559	-55.99%

Net Income	$237	$382	-37.96%	$468	$902	-48.12%

Cash Dividends Paid	$481	$482	-0.21%	$481	$482	-0.21%

Per Common Share Data:
Earnings Per Common Share - Basic	$0.09	$0.20	-55.00%	$0.19	$0.47	-59.57%
Earnings Per Common Share - Diluted	$0.09	$0.19	-52.63%	$0.19	$0.46	-58.70%
Dividends Per Common Share	$0.25	$0.25	0.00%	$0.25	$0.25	0.00%
Book Value Per Common Share	$11.16	$11.15	0.12%	$11.16	$11.15	0.12%

Common Outstanding Shares:	1,923,053	1,923,053	0.00%	1,923,053	1,923,053	0.00%

Statement of Financial Condition Summary:
Total Assets				$271,641	$249,431	8.90%
Total Deposits				232,399	209,492	10.93%
Total Net Loans				196,330	178,432	10.03%
Allowance for Loan Losses				2,174	1,656	31.28%
Total Shareholders’ Equity				25,464	21,436	18.79%

Selected Ratios:
Return on Average Assets	0.36%	0.62%	-41.74%	0.36%	0.73%	-50.51%
Return on Average Equity	3.67%	7.10%	-48.30%	3.64%	8.32%	-56.23%
Net interest margin	4.64%	4.99%	-7.01%	4.64%	5.10%	-9.02%
Average Loans as a Percentage of Average Deposits	89.08%	82.50%	7.98%	90.09%	81.10%	11.08%
Allowance for Loan Losses to Total Loans	1.09%	0.92%	18.54%	1.12%	0.92%	21.48%
Tier I Capital to Average Assets - “Bank Only”				10.87%	9.98%	8.92%
Tier I Capital to Risk-Weighted Assets - “Bank Only”				13.07%	12.20%	7.13%
Total Capital to Risk-Weighted Assets - “Bank Only”				14.45%	13.63%	6.02%
Tier I Capital to Average Assets - “Bancorp”				11.44%	12.04%	-4.98%
Tier I Capital to Risk-Weighted Assets - “Bancorp”				13.79%	14.71%	-6.25%
Total Capital to Risk-Weighted Assets - “Bancorp”				15.18%	16.15%	-6.01%